FAX NEWS RELEASE

For further information:
The Manitowoc Company, Inc.	Timothy M. Wood	Steven C. Khail
P.O. Box 66 ◆ Manitowoc WI 54221-0066	Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1767	Direct Dial: 920-652-1713
	Email: twood@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

Manitowoc Reports Second-Quarter Results

Foodservice performance leads Q2 results,
Crane segment integration nears completion,
Debt paydown and cash flow targets reaffirmed

MANITOWOC, WI - July 30, 2003 - The Manitowoc Company, Inc. (NYSE: MTW) today reported net sales of $433.7 million for the second quarter of 2003, increasing 32 percent from $328.3 million during the same period last year. The company also reported net earnings of $1.3 million, or $0.05 per diluted share, compared with net earnings of $20.1 million, or $0.81 per diluted share, in the second quarter of 2002. Excluding special charges totaling $10.8 million, ($7.6 million net of tax) second-quarter earnings were $0.33 per diluted share, in line with the preliminary estimate announced earlier this month. A reconciliation of earnings per share from reported GAAP amounts to non-GAAP amounts is included later in this release.

The sales growth came as a result of the Grove acquisition. Excluding Grove, total company sales were down 14 percent reflecting continued weakness in the Crane markets and lower Marine project revenues due to deferred orders for new commercial ships. Foodservice sales were down 5 percent, due principally to a new model promotion last year under a private label production contract. Other Foodservice units continue to perform well and improve market share for their key products.

The decline in earnings per share before special charges was due to a drop in operating profit from the Crane and Marine businesses, and an increase in interest expense. Foodservice operating profit was up slightly despite lower sales.

Second-quarter special charges primarily included a restructuring charge of $4.8 million, principally related to further rationalization and facility closures within the Crane segment, and a $4.9 million goodwill impairment charge. The company will also record additional charges of approximately $5 to $10 million in the second half of the year as these activities are completed. As previously reported, these restructuring efforts are designed to complete the integration of the Crane segment acquisitions, eliminate excess manufacturing capacity, improve operational efficiency, and enhance future financial performance.

"Our Foodservice segment performed well this quarter and helped to offset continued market weakness in both our Crane and Marine segments," said Terry D. Growcock, Manitowoc's chairman and chief executive officer. "Despite market difficulties, we continue to introduce new products in our Crane and Foodservice segments. We remain focused on strategies that will enhance our market positions, generate cash, reduce debt, and position our businesses to excel when the markets recover."

For the first half of 2003, net sales were $813.0 million, increasing 33 percent from the same period last year (a decline of 13 percent excluding the Grove acquisition). The company reported net earnings of $1.8 million, or $0.07 per diluted share, compared with a loss of $10.1 million, or $0.42 per diluted share, in 2002. Excluding special charges for the first half of the year, earnings were $0.34 per diluted share in 2003 and $1.13 in 2002.

Second-quarter Highlights:

  Earnings growth in the Foodservice segment - despite cooler weather, the SARS impact in Asia, and overall soft market conditions - due to market share gains and continuing cost-reduction and consolidation efforts.
  Substantial completion of integration efforts in the Crane segment. The Crane segment is now in a position to leverage the strengths the acquisitions have provided us.
  Introduction of eight new crane products during the quarter.
  Brisk quoting activity in the Marine segment for future commercial and government shipbuilding projects;
  and selected to build a Response Boat-Medium prototype for the U.S. Coast Guard.

Business Segment Results

Net sales in the Crane segment were $266.8 million for the quarter, an increase of 88 percent from $142.1 million in 2002. Excluding results from the Grove acquisition, net Crane segment sales were down 19 percent. Operating earnings were $8.7 million compared with $20.8 million one year ago. As of June 30, total crane backlog was $165 million. "Our Crane segment results continue to reflect weak demand in the construction industry, as well as pricing pressures as competitors work to retain market share," said Growcock. "Despite the difficult market conditions, we have gained global market share in five of our seven crane product categories.

"With the previously announced facility closures in North America and Europe well under way, the integration of our Crane acquisitions will soon be complete. Our strategic focus for the Crane segment is to protect our market share through continued investment in new products and product support, grow share globally by leveraging the strengths our acquisitions have provided us, and continually improve our cost structure. We are making tough decisions and taking decisive measures to manage through this economic downturn. We are confident that our efforts will yield excellent long-term results."

Foodservice sales for the quarter decreased approximately 5 percent to $127.0 million, compared to $134.1 million for the same period last year, but operating earnings increased slightly to $21.2 million. Factors affecting the decline in sales include cooler weather across much of the country, continuing weakness in the hotel and quick-service restaurant businesses, and SARS, which affected sales of ice machines in China. "Our Foodservice business continues to outperform the industry," added Growcock, "and our gains in earnings despite lower sales is a testament to our cost-cutting and consolidation efforts. As with our Crane segment, we continue to invest in new-product development, and we're planning a major product introduction at NAFEM in early September."

For the second quarter, Marine sales of $39.9 million were down 23 percent, and operating earnings of $2.9 million were down approximately 50 percent, from last year's levels of $52.1 million and $5.9 million, respectively. Lingering effects from the first-quarter strike at Marinette Marine, as well as customer deferrals of new construction projects, adversely affected results for the second quarter. "New construction work remained slow during the quarter, primarily due to economic uncertainty and our customers' difficulty in receiving financing," explained Growcock. "Nevertheless, we are optimistic about the longer-term opportunities for additional commercial, government, and homeland security shipbuilding work, as well as the upcoming repair season, which appears healthy at this point. During the quarter, Manitowoc was one of three firms selected to participate in building a Response Boat-Medium prototype for the Coast Guard."

During the quarter, cash used in operations was $0.8 million due to the seasonal increase in the company's receivables and inventory. For the first half of the year, cash from operations was $24.0 million and the company paid down $28 million of its debt.

Strategic Update

"Though the economy hasn't changed much since the first quarter, we have maintained our focus on operational excellence and new-product development to grow market share and to manage our businesses through this downturn," stated Growcock, who said that Manitowoc is still committed to the following strategic priorities:

  Improve operating efficiencies in the Crane business, while maintaining and growing market share by leveraging strengths and investing in new products and product support.
  Grow core Foodservice operations through new-product introductions and improved operating systems. Several new products will be introduced at the NAFEM trade show in September.
  Grow Marine operations by leveraging the strengths and capabilities of multiple shipyards to serve commercial and government customers. Manitowoc is actively pursuing several commercial opportunities for OPA-90 double-hull vessels as well as government work.
  Consolidate and rationalize existing operations, while divesting non-core operations and facilities.
  The company remains on track to generate $30 million in Crane integration synergies.
  Strengthen the company's financial structure by focusing on cash flow and debt reduction.
  Manitowoc has set a target of $100 million in cash flow from operations by year-end, and the company is confident it can achieve $60 million in debt reduction for the year.

Earnings Guidance

"As we announced previously, we are now targeting a full-year diluted EPS range of $0.80 to $1.00 before special charges, due to ongoing difficulties in our Crane and Marine markets as well as the Marinette Marine strike from earlier this year. Including special charges, the EPS range is expected to be $0.30 to $0.65," said Growcock. "We are also comfortable with our debt reduction target of $60 million, or more."

In this release, the company refers to various non-GAAP measures. Earnings and earnings per share excluding special charges are non-GAAP financial measures. The company believes these measures are helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of special items and the impact that acquisitions have had on its financial performance. In addition, these non-GAAP measures provide a comparison to analysts' estimates which do not include special charges. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in thousands, except per share data):

Conference Call

The Manitowoc Company will host a conference call today, July 30, at 10:00 a.m. Eastern Time. The call will also be broadcast live, via the Internet, at Manitowoc's Web site: http://www.manitowoc.com.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world's largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

  Anticipated changes in revenue, margins, and costs,
  new crane and foodservice product introductions,
  foreign currency fluctuations,
  the risks associated with growth,
  geographic factors and political and economic risks,
  added financial leverage resulting from acquisitions,
  actions of company competitors,
  changes in economic or industry conditions generally or in the markets served by our companies,
  Great Lakes water levels,
  steel industry conditions,
  work stoppages and labor negotiations
  government approval and funding of projects,
  the ability of our customers to receive financing, and
  the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Company contact:
Timothy Wood
Vice President & Chief Financial Officer
920-652-1767